Exhibit 10.1
Execution Copy
FIFTH AMENDMENT TO CREDIT AGREEMENT
     THIS FIFTH AMENDMENT TO CREDIT AGREEMENT dated as of October 27, 2009 (this “Amendment”) by and among CRAWFORD & COMPANY, a Georgia corporation (“Crawford”), and CRAWFORD & COMPANY INTERNATIONAL, INC., a Georgia corporation (“International”; International and Crawford are collectively referred to herein as the “Borrowers”, and each individually as a “Borrower”), the Lenders which have delivered signature pages in accordance herewith (the “Consenting Lenders”) and SUNTRUST BANK, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
     WHEREAS, the Borrowers, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of October 31, 2006 (as amended from time to time and in effect on the date hereof, the “Credit Agreement”); and
     WHEREAS, the Borrowers, the Consenting Lenders and the Administrative Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:
     Section 1. Amendments to Credit Agreement. Subject to satisfaction of the conditions set forth in Section 4 below, the parties hereto agree that the Credit Agreement is amended as follows:
     (a) The Credit Agreement is hereby amended by adding the following new defined terms to Section 1.1 thereof in appropriate alphabetic order:
     “Additional Lender” shall have the meaning given such term in Section 2.28(b).
     “Additional Revolving Commitment Amount” shall have the meaning given such term in Section 2.28(a).
     “Additional Term Loan” shall have the meaning given such term in Section 2.28(a).
     “Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars, with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).
     “Earnout Obligation Amount” shall mean, as of any date of determination thereof:

     (a) $5,000,000, if the pro forma Leverage Ratio at the time of any proposed payment of Earnout Obligations pursuant to Section 7.5(a) (after giving effect to such proposed payment) is greater than 2.75 to 1.00;
     (b) $7,500,000, if the pro forma Leverage Ratio at the time of any proposed payment of Earnout Obligations pursuant to Section 7.5(a) (after giving effect to such proposed payment) is less than or equal to 2.75 to 1.00 but greater than 2.25 to 1.00; or
     (c) $12,000,000, if the pro forma Leverage Ratio at the time of any proposed payment of Earnout Obligations pursuant to Section 7.5(a) (after giving effect to such proposed payment) is less than or equal to 2.25 to 1.00.
     “Existing Revolving Credit Termination Date” shall mean the earlier of (i) October 30, 2011 and (ii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
     “Extended Revolving Credit Termination Date” shall mean the earlier of (i) October 30, 2013 and (ii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
     “Extending Revolving Credit Lender” means a Revolving Credit Lender with a Revolving Commitment that matures on the Extended Revolving Credit Termination Date, and its successors and assigns. The Extending Revolving Credit Lenders as of the Fifth Amendment Effective Date, together with the amount of their respective Revolving Commitments, are identified as such on Schedule II.
     “Fifth Amendment” shall mean that certain Fifth Amendment to Credit Agreement dated as of October 27, 2009 among the Borrowers, the Lenders party thereto and the Administrative Agent.
     “Fifth Amendment Effective Date” shall mean the date on which the Administrative Agent declares that the Fifth Amendment is effective pursuant to the terms thereof.
     “Joint Venture Investment Amount” shall mean, as of any date of determination thereof:
     (a) $5,000,000, if the pro forma Leverage Ratio at the time of any proposed Investment pursuant to Section 7.4(i) (after giving effect to such proposed Investment) is greater than 2.75 to 1.00;

     (b) $7,500,000, if the pro forma Leverage Ratio at the time of any proposed Investment pursuant to Section 7.4(i) (after giving effect to such proposed Investment) is less than or equal to 2.75 to 1.00 but greater than 2.25 to 1.00; or
     (c) $12,000,000, if the pro forma Leverage Ratio at the time of any proposed Investment pursuant to Section 7.4(i) (after giving effect to such proposed Investment) is less than or equal to 2.25 to 1.00.
     “Lender Insolvency Event” shall mean, with respect to a Revolving Credit Lender, that (i) such Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) such Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Revolving Credit Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof.
     “Loan Increase Amendment” has the meaning given such term in Section 2.28(c).
     “Non-Extending Revolving Credit Lender” means a Revolving Credit Lender with a Revolving Commitment that matures on the Existing Revolving Credit Termination Date, and its successors and assigns. The Non-Extending Revolving Credit Lenders as of the Fifth Amendment Effective Date, together with the amount of their respective Revolving Commitments, are identified as such on Schedule II.
     “Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
     “Potential Defaulting Lender” shall mean, at any time, a Revolving Credit Lender (i) as to which the Administrative Agent has notified the Borrower that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, (ii) that has (or its Parent Company or a financial institution affiliate thereof has) notified the Administrative Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar financing agreement, or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency.
     (b) Section 1.1 of the Credit Agreement is hereby amended by deleting the defined terms “Aggregate Revolving Commitments”, “Applicable Margin”, “Applicable Percentage”, “Capital Lease Obligations”, “Commitment”, “Consolidated Total Funded Debt”, “Debt Issuance”, “Defaulting Lender”, “Disqualified Stock”, “Excess Cash Flow”, “LC Commitment”, “LIBOR”, “Non-Defaulting Lender”, “Obligations”, “Permitted Acquisition Basket”, “Revolving Credit Lender”, “Revolving Credit Termination Date”, “Swingline Termination Date”, “Term Loan”, “Term Loan Lender”, “Term Loan Note” and “Working Capital” in their entireties and substituting in lieu thereof the following:
     “Aggregate Revolving Commitments” shall mean the sum of the Revolving Commitments of all Lenders at any time outstanding, as the same may be increased subject to the terms of Section 2.28. On the Closing Date, the Aggregate Revolving Commitments equal $100,000,000.
     “Applicable Margin” shall mean
     (a) as of any date during the period from the Closing Date to but excluding the Fifth Amendment Effective Date with respect to:
     (i) all Revolving Loans outstanding on any date during such period and the Revolving LC Participation Fee with respect to any LC Exposure existing during such period, as the case may be, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Section (a) of Schedule IA, as adjusted and otherwise determined from time to time in accordance with Section 2.16; and
     (ii) all Term Loans outstanding on any date during such period, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Section (b) of Schedule IA, as adjusted and otherwise determined from time to time in accordance with Section 2.16;
     (b) as of any date from and after the Fifth Amendment Effective Date with respect to:
     (i) in the case of Non-Extending Revolving Credit Lenders, all Revolving Loans outstanding on any date from and after the Fifth Amendment Effective Date and the Revolving LC Participation Fee with respect to any LC Exposure existing on or after the Fifth Amendment

Effective Date, as the case may be, owing to such Non-Extending Revolving Credit Lender, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Section (a) of Schedule IA, as adjusted and otherwise determined from time to time in accordance with Section 2.16;
     (ii) in the case of Extending Revolving Credit Lenders, all Revolving Loans outstanding on any date from and after the Fifth Amendment Effective Date and the Revolving LC Participation Fee with respect to any LC Exposure existing on or after the Fifth Amendment Effective Date, as the case may be, owing to such Extending Revolving Credit Lender, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule IB, as adjusted and otherwise determined from time to time in accordance with Section 2.16; and
     (iii) all Term Loans outstanding on any date from and after the Fifth Amendment Effective Date, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule IB, as adjusted and otherwise determined from time to time in accordance with Section 2.16.”
     “Applicable Percentage” shall mean:
     (a) as of any date during the period from the Closing Date to but excluding the Fifth Amendment Effective Date, with respect to the commitment fee the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Section (a) of Schedule IA attached hereto, as adjusted and otherwise determined from time to time in accordance with Section 2.16;
     (b) as of any date from and after the Fifth Amendment Effective Date and in respect of Non-Extending Revolving Credit Lenders, with respect to the commitment fee the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Section (a) of Schedule IA attached hereto, as adjusted and otherwise determined from time to time in accordance with Section 2.16; and
     (c) as of any date from and after the Fifth Amendment Effective Date and in respect of Extending Revolving Credit Lenders, with respect to the commitment fee the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule IB attached hereto, as adjusted and otherwise determined from time to time in accordance with Section 2.16.

     “Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. At the election of Crawford upon written notice to the Administrative Agent (which election shall (i) be irrevocable, (ii) become effective upon the receipt of such notice by the Administrative Agent and (iii) be applied consistently to all provisions of this Agreement), and notwithstanding anything to the contrary in this definition or in Section 1.3, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as in effect on the Fifth Amendment Effective Date shall not be treated as Capital Lease Obligations solely as a result of the adoption of changes in GAAP outlined by the Financial Accounting Standards Board in its press release dated March 19, 2009.
     “Commitment” shall mean, with respect to each Lender, such Lender’s Revolving Commitment, Term Loan Commitment and Swingline Commitment.
     “Consolidated EBITDA” shall mean, for the Consolidated Parties for any period, an amount equal to the sum of: (a) Consolidated Net Income for such period plus (b) without duplication and only to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) non-cash stock based compensation expense, (v) all other non-cash charges satisfactory to the Administrative Agent in its reasonable discretion (including (1) non-cash charges for such period taken for the impairment of goodwill in accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” issued by the Financial Accounting Standards Board, but excluding (2) any non-cash charge that will result in a cash charge in a future period) and (vi) all fees and expenses actually paid in connection with the Fifth Amendment in an aggregate amount not to exceed $4,000,000; provided that the “Consolidated EBITDA” of the Target for (x) each of the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 shall be deemed to be $4,226,000; (y) the month of October, 2006, shall be deemed to be $1,408,666; and (z) the months of November and December, 2006, shall be, without duplication, the actual Consolidated EBITDA of the Target and its Subsidiaries for such months.
     “Consolidated Total Funded Debt” shall mean, at any time, all then outstanding Indebtedness of the Consolidated Parties on a consolidated basis including, without limitation, all Obligations under the Loan Documents but excluding (i) Indebtedness arising under any performance or surety bond issued in the ordinary course of business and consistent with past practices and (ii)

Indebtedness arising under any Hedging Agreement (including any Guarantee thereof).
     “Debt Issuance” shall mean any sale or issuance of Indebtedness by a Consolidated Party other than those permitted pursuant to Section 7.1; provided, however, notwithstanding the foregoing, that the sale or issuance of Indebtedness pursuant to Section 7.1(l) shall nevertheless be deemed to be a “Debt Issuance”.
     “Defaulting Lender” shall mean, at any time, a Revolving Credit Lender as to which the Administrative Agent has notified the Borrower that, (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan and/or make a payment to the Issuing Bank in respect of a Letter of Credit or to the Swingline Lender in respect of a Swingline Loan (each a “funding obligation”), (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any funding obligation hereunder, or has defaulted on, its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement, (iii) such Lender has failed for three or more Business Days to confirm in writing to the Administrative Agent in response to the Administrative Agent’s written request that such Lender will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. To the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders.
     “Disqualified Stock” shall mean that portion of any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to the 91st day after the later of the Term Loan Maturity Date and the Extended Revolving Credit Termination Date.
     “Excess Cash Flow” shall mean, for any fiscal year of Crawford, based on the audited financial statements for such fiscal year required to be provided under Section 5.1(a), the remainder, if any, without duplication, of (a) the sum of: (i) Consolidated EBITDA for such fiscal year plus (ii) the net decrease in Working Capital of Crawford and its Subsidiaries during such fiscal year minus (b) the sum of the following (without duplication): (i) Unfinanced Capital Expenditures made by Crawford and its Subsidiaries during such fiscal year; (ii) cash payments of federal, state, local and foreign income tax, franchise taxes, state single business unitary and similar taxes imposed in lieu of income tax made by Crawford and its Subsidiaries during such fiscal year; (iii) the aggregate Consolidated Interest Expense paid in cash by Crawford and its Subsidiaries during such fiscal year; (iv) scheduled repayments of principal in respect of

Indebtedness (for purposes of this definition, ‘principal’ shall include the principal component of payments for such period in respect of Capitalized Lease Obligations) paid during such fiscal year; (v) voluntary prepayments applied to the Term Loan during such fiscal year and any repurchases and cancellation of Term Loans by the Borrowers in accordance with Section 2.13(c) (determined by reference to the face amount of the Term Loans repurchased and cancelled); (vi) an amount equal to the aggregate gain on Asset Sales during such period to the extent (x) included in arriving at such Consolidated EBITDA and (y) the Net Cash Sale Proceeds of such Asset Sales are applied to the prepayment of Loans in accordance with Section 2.13(b)(v) during such period; provided, that, the immediately preceding clause (y) shall not apply to sale proceeds received by Crawford in respect of the sale of Crawford’s corporate headquarters located at 5620 Glenridge Drive, Atlanta, Georgia; (vii) the net increase in Working Capital of Crawford and its Subsidiaries during such fiscal year; (viii) cash payments made after the Fifth Amendment Effective Date by Crawford and its Subsidiaries in respect of Permitted Acquisitions (but excluding Permitted Acquisitions (or the portion thereof) financed with the proceeds of equity issued by a Consolidated Party or Indebtedness) and (ix) cash payments made after the Fifth Amendment Effective Date by Crawford and its Subsidiaries in respect of Investments permitted by Section 7.4.(i).
     “LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrowers for the issuance of Letters of Credit in an aggregate stated amount not to exceed the lesser of (x) $50,000,000 and (y) the aggregate amount of Revolving Commitments held by Extending Revolving Credit Lenders; provided, however, that the LC Commitment shall (a) be automatically reduced on a percentage basis equal to the percentage by which the Aggregate Revolving Commitments have been permanently reduced (except as may be reduced on Existing Revolving Credit Termination Date) from time to time in accordance with this Agreement and (b) be automatically increased on a percentage basis equal to the percentage by which the Aggregate Revolving Commitments have been increased from time to time in accordance with this Agreement.
     “LIBOR” shall mean a rate of interest per annum equal to the greater of: (a) the rate of interest determined on the basis of the rate for deposits in Dollars or applicable Foreign Currency deposits, as the case may be, in minimum amounts of at least the Dollar Equivalent of $1,000,000 for a period equal to the applicable Interest Period which appears for Dollar deposits and for Foreign Currency deposits, respectively, on Reuters Screen LIBOR01 (or any successor page) at approximately 11:00 a.m. (London time), two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest one-hundredth of one percent (1/100%)); if, for any reason, such rate does not appear on Reuters Screen LIBOR01 (or any successor page), then LIBOR shall be determined by the Administrative Agent to be the arithmetic average (rounded upward, if necessary, to the nearest one-hundredth of one percent (1/100%)) of the rate per annum at which deposits in Dollars or the applicable Foreign Currency would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable Loan; and (b) two percent (2%).
     “Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender or a Potential Defaulting Lender.
     “Obligations” shall mean all amounts owing by the Borrowers to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to either Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all actual and reasonable fees and expenses of counsel to the Administrative Agent and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof. Without limiting the foregoing, the term “Obligations” shall include any and all obligations or liabilities with respect to Hedging Agreements entered into by the Borrowers or their Subsidiaries with a Lender or an Affiliate of a Lender and the obligations and liabilities arising pursuant to such Hedging Agreement shall constitute “Obligations” or “Secured Obligations,” as the case may be, entitled to the benefits of the Liens granted under the Security Documents; provided that if any such Lender ceases to be a Lender hereunder, “Obligations” and “Secured Obligations,” as the case may be, shall include only obligations and liabilities of such Lender (or Affiliate thereof) arising from or in connection with any Hedging Agreement entered into at a time when such Lender was a Lender hereunder.
     “Permitted Acquisition Basket” shall mean, as of any date of determination thereof:
     (a) $12,500,000, if the pro forma Leverage Ratio at the time of any proposed Acquisition (after giving effect to such proposed Acquisition) is greater than 2.75 to 1.00;
     (b) $20,000,000, if the pro forma Leverage Ratio at the time of any proposed Acquisition (after giving effect to such proposed Acquisition) is less than or equal to 2.75 to 1.00 but greater than 2.25 to 1.00;

     (c) $30,000,000, if the pro forma Leverage Ratio at the time of any proposed Acquisition (after giving effect to such proposed Acquisition) is less than or equal to 2.25 to 1.00;
minus, in any case, the aggregate amount of Investments made under Section 7.4(i) during the 12-month period preceding the date of determination.
     “Revolving Credit Lender” shall mean each Extending Revolving Credit Lender, each Non-Extending Revolving Credit Lender and each Additional Lender providing a Revolving Commitment pursuant to a Loan Increase Amendment.
     “Revolving Credit Termination Date” shall mean (a) with respect to each Extending Revolving Credit Lender, the Extended Revolving Credit Termination Date and (b) with respect to each Non-Extending Revolving Credit Lender, the Existing Revolving Credit Termination Date.
     “Swingline Termination Date” shall mean the date that is five (5) Business Days prior to the Extended Revolving Credit Termination Date.
     “Term Loan” shall mean each loan made by the Term Loan Lenders to the Borrowers on the Closing Date pursuant to Section 2.1 of this Agreement and each Additional Term Loan made pursuant to Section 2.28.
     “Term Loan Lender” shall mean, as of the Closing Date, each Lender with a Term Loan Commitment, and thereafter, each Lender holding an outstanding Term Loan (including, without limitation, each Additional Lender that has made Additional Term Loans pursuant to a Loan Increase Amendment).
     “Term Loan Note” shall mean a promissory note of the Borrowers payable to the order of a requesting Term Loan Lender in the principal amount of such Term Loan Lender’s Term Loan Commitment and/or in the principal amount of such Lender’s Additional Term Loans, in substantially the form of Exhibit F.
     “Working Capital” shall mean, on any date, without duplication, the difference of (a) all assets (other than cash and cash equivalents) which, in accordance with GAAP, would be included as current assets on Crawford’s consolidated balance sheet at such date as current assets, excluding deferred taxes and taxes receivable, in each case, to the extent included in “current assets” minus (b) without duplication, the sum of (i) all amounts which, in accordance with GAAP, would be included as current liabilities (other than the current portion of long term debt) on Crawford’s consolidated balance sheet at such date, excluding deferred taxes, taxes payable and deferred revenue related to client advances for out-of-pocket expenses of The Garden City Group, Inc., in each case, to the extent included as “current liabilities” minus (ii) the principal amount of Revolving Loans outstanding as of any date of determination.
     (c) Section 1.1 of the Credit Agreement is hereby amended by deleting clause (iv) of the definition of “Interest Period” in its entirety and substituting in lieu thereof the following:
     “(iv) no Interest Period may extend beyond (A) the Existing Revolving Credit Termination Date with respect to Revolving Loans made prior to the Existing Revolving Credit Termination Date, (B) the Extended Revolving Credit Termination Date with respect to Revolving Loans made on or after the Existing Revolving Credit Termination Date, (C) the Term Loan Maturity Date with respect to Term Loans, or (D) the Swingline Termination Date with respect to Swingline Loans.”
     (d) Section 1.1 of the Credit Agreement is hereby amended by deleting the defined term “Lender Default” in its entirety.
     (e) The Credit Agreement is amended by replacing each reference to the term “Capitalized Lease Obligation” with the term “Capital Lease Obligation”.
     (f) Section 1.3 of the Credit Agreement is hereby amended by adding the following sentence to the end of such Section:
“Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.”
     (g) Section 2.1 of the Credit Agreement is amended by deleting the first sentence of such Section in its entirety and substituting in lieu thereof the following:
“Subject to the terms and conditions set forth herein, each Term Loan Lender severally and not jointly agrees to make available to the Borrowers (x) on the Closing Date, a Term Loan in an aggregate amount not to exceed such Lender’s Term Loan Commitment and (y) on the effective date of any Loan Increase Amendment to which it is a party, an Additional Term Loan in the aggregate amount not to exceed the amount set forth in such Loan Increase Amendment.”
     (h) Section 2.7 of the Credit Agreement is amended by deleting clause (b) of such Section in its entirety and substituting in lieu thereof the following:
     “(b) On the Closing Date, each of the Term Loan Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, the amount of such Term Loan Lender’s Term Loan Commitment and, on the effective date of any Loan Increase Amendment, each

Term Loan Lender agreeing to make an Additional Term Loan pursuant such Loan Increase Amendment shall make available to the Administrative Agent at the Administrative Agent’s Office in immediately available funds, the amount of such Additional Term Loan. Upon receipt from each Term Loan Lender of such amount, and upon satisfaction of the conditions set forth in Section 3.1 and, as applicable, Section 3.2, the Administrative Agent will make available to the Borrowers the aggregate amount of such Term Loans made available to the Administrative Agent by the applicable Term Loan Lenders. The failure or refusal of any Term Loan Lender to make available to the Administrative Agent at the aforesaid time and place on the Closing Date the amount of its Term Loan Commitment shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender’s Term Loan Commitment. Likewise, the failure of any Term Loan Lender to make available to the Administrative Agent any Additional Term Loan on the effective date of any Loan Increase Amendment shall not relieve any other Term Loan Lender party to such Loan Increase Amendment to make available such other Term Loan Lender’s Additional Term Loan.”
     (i) Section 2.9 of the Credit Agreement is amended by deleting clause (a) of such Section in its entirety and substituting in lieu thereof the following:
     “(a) Unless previously terminated, all Revolving Commitments of the Non-Extending Revolving Credit Lenders shall terminate on the Existing Revolving Credit Termination Date and all Revolving Commitments of the Extending Revolving Credit Lenders shall terminate on the Extended Revolving Credit Termination Date.”
     (j) Section 2.10 of the Credit Agreement is amended by deleting clause (a) of such Section in its entirety and substituting in lieu thereof the following:
     “(a) The outstanding principal amount of all Revolving Loans owing to the Non-Extending Revolving Credit Lenders shall be due and payable (together with accrued and unpaid interest thereon) on the Existing Revolving Credit Termination Date and the outstanding principal amount of all Revolving Loans owing to the Extending Revolving Credit Lenders shall be due and payable (together with accrued and unpaid interest thereon) on the Extended Revolving Credit Termination Date; provided, however, the outstanding principal amount of all LIBO Rate Loans denominated in a Foreign Currency shall be due and payable (together with accrued and unpaid interest thereon) on the last day of the Interest Period (unless such LIBO Rate Loans denominated in Foreign Currency are continued in the same Foreign Currency in accordance with Section 2.8).”
     (k) Section 2.10 of the Credit Agreement is amended by deleting clause (d) of such Section in its entirety and substituting in lieu thereof the following:

     “(d) The aggregate outstanding principal amount of the Term Loans shall be payable in twenty-eight (28) equal quarterly installments of $525,000 (or such larger amount with respect to such Additional Term Loans as the Administrative Agent, the Term Loan Lenders making Additional Term Loans and the Borrowers may determine in connection with any Loan Increase Amendment) on the last day of each March, June, September and December (or if such date is not a Business Day, then on the following Business Day) with the first payment due on December 31, 2006, and one final installment of all outstanding principal and accrued and unpaid interest on the Term Loan Maturity Date.”
     (l) Section 2.13(b) of the Credit Agreement is amended by deleting the clause immediately following clause (iii) of such Section and immediately before clause (iv) of such Section and substituting in lieu thereof the following:
“the Borrowers shall cause such Consolidated Party to pay to the Administrative Agent for the respective accounts of the Lenders an amount equal to (i) one hundred percent (100%) of such Net Cash Sale Proceeds in excess of $1,000,000 received by any Consolidated Party, (ii) one hundred percent (100%) of such Net Cash Equity Issuance Proceeds, (iii) one hundred percent (100%) of such Net Cash Debt Issuance Proceeds (other than proceeds arising from the sale or issuance of Indebtedness pursuant to Section 7.1(l)); (iv) fifty percent (50%) of such Net Cash Debt Issuance Proceeds arising from the sale or issuance of Indebtedness pursuant to Section 7.1(l); and (v) such cash proceeds in excess of $1,000,000 received by any Consolidated Party with respect to any Casualty Event in accordance with clause (4) above, each to be applied in the manner set forth in clause (v) below. “
     (m) Section 2.13(b)(v) of the Credit Agreement is amended by adding the following sentence to the end of such Section:
“Any mandatory payments made pursuant to this clause (v) to reduce the outstanding amount of the Revolving Loans shall not result in any reduction of the Aggregate Revolving Commitments. Any proceeds remaining after making any required prepayment to the Term Loan and the Revolving Loans (or to the extent no Revolving Loans are outstanding) pursuant to clauses (iii) and (iv) above may be retained by the Borrowers and used for any purpose permitted by this Agreement.”
     (n) Section 2.16 of the Credit Agreement is amended by deleting such Section in its entirety and substituting in lieu thereof the following:
     “Section 2.16 Effective Date for Adjustment to Applicable Percentage and Applicable Margin. The Applicable Percentage and Applicable Margin with respect to Revolving Loans, Revolving LC Participation Fees and Term Loans, shall be determined and adjusted quarterly on the date that is two Business Days after the date on which the Borrowers provide the officer’s certificate in accordance with the provisions of Section 5.1(c) (each “Margin Calculation Date”); provided, however that (i) the Applicable Percentage and the Applicable Margin with respect to Revolving Loans, Revolving LC Participation Fees and the Term Loans from the Fifth Amendment Effective Date until the first Margin Calculation Date subsequent to the Fifth Amendment Effective Date shall be, (x) with respect to Non-Extending Revolving Credit Lenders, at Level II as set forth on Section (a) of Schedule IA, and (y) with respect to Extending Revolving Credit Lenders and Term Loan Lenders, at Level II as set forth on Schedule IB, and, thereafter, such levels shall be determined by the then current Leverage Ratio as set forth on Section (a) of Schedule IA, in the case of Non-Extending Revolving Credit Lenders, and as set forth on Schedule IB, in the case of Extending Revolving Credit Lenders and Term Loan Lenders, and (ii) if the Borrowers fail to provide the officer’s certificate to the Administrative Agent by the date such certificate is required to be delivered under Section 5.1(c), the Applicable Percentage and the Applicable Margin with respect to Revolving Loans, Revolving LC Participation Fees and the Term Loans, from such date shall be, (x) with respect to Non-Extending Revolving Credit Lenders, at Level I as set forth on Section (a) of Schedule IA, and (y) with respect to Extending Revolving Credit Lenders and Term Loan Lenders, at Level I as set forth on Schedule IB, until such time as an appropriate officer’s certificate is provided, whereupon the levels shall be determined by the then current Leverage Ratio. Except as set forth above, the Applicable Percentage and the Applicable Margin with respect to Revolving Loans, Revolving LC Participation Fees and the Term Loans, shall be effective from one Margin Calculation Date until the next Margin Calculation Date.”
     (o) Section 2.23 of the Credit Agreement is amended by inserting the following new clause (f) therein in appropriate alphabetical order:
     “(f) Nothing contained in this Section 2.23 shall be construed to prevent the payment of principal of, accrued and unpaid interest on, and fees in respect of Revolving Loans owing to, and Commitments of, Non-Extending Revolving Credit Lenders on the Existing Revolving Credit Termination Date.”
     (p) Section 2.23 of the Credit Agreement is amended by deleting clause (c) of such Section in its entirety and substituting in lieu thereof the following:
     “(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans, or any other Obligation that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, such Lender shall immediately deliver such amounts to the Administrative Agent for application pursuant to Section 2.23(b). It is understood and agreed that, for the avoidance of doubt, this Section 2.23(c) shall not apply with respect to any Term Loan repurchases by the Borrowers pursuant to Section 2.13(c) hereof.”
     (q) Section 2.24(b) of the Credit Agreement is amended by deleting clause (iv) of the first sentence thereof and substituting in lieu thereof the following:
“(iv) a Lender becomes a Defaulting Lender or a Potential Defaulting Lender or”
     (r) Section 2.25(a)(i) of the Credit Agreement is amended by deleting clause (A) of such Section in its entirety and substituting in lieu thereof the following:
“(A) each Letter of Credit shall be a standby letter of credit which shall expire on the earlier of (x) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the date that is five (5) Business Days prior to the Extended Revolving Credit Termination Date;”
     (s) The Credit Agreement is amended by inserting the following new Section 2.28 in Article II in appropriate numerical order:
     “Section 2.28. Increase of Revolving Commitments; Additional Term Loans; Additional Lenders.
     (a) So long as no Default or Event of Default has occurred and is continuing, from time to time, the Borrowers may, upon at least 30 days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender), propose to increase the Aggregate Revolving Commitments (the amount of any such increase, the “Additional Revolving Commitment Amount”) and/or propose to incur additional Term Loans (the “Additional Term Loans”), provided, however, that (i) the amount of all Additional Revolving Commitment Amounts and all Additional Term Loans increased or made, as applicable, pursuant to this Section shall not exceed $50,000,000 in the aggregate; (ii) each Additional Revolving Commitment Amount and each Additional Term Loan shall be in a principal amount of not less than $5,000,000 or a larger multiple of $1,000,000 and (iii) any proposal to increase the Aggregate Revolving Commitments shall only include Revolving Commitments that mature on the Extended Revolving Credit Termination Date. Each existing Lender shall have the right for a period of 15 days following receipt of such notice, to elect by written notice to the Borrowers and the Administrative Agent to increase its Revolving Commitment and/or make Additional Term Loans (as the case may be) by a principal amount equal to its Pro Rata Share of the Additional Revolving Commitment Amount or Additional Term Loans set forth in the Borrowers’ request to increase the Aggregate Revolving Commitments and/or to incur Additional Term Loans, as applicable. No existing Lender (or any successor thereto) shall have the right (unless an increase in the Aggregate Revolving Commitments and/or the making of Additional Term Loans is requested by the Borrowers pursuant to this Section) or the obligation to increase its Revolving Commitment, to make Additional Term Loans or to increase its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase it Revolving Commitment or make Additional Term Loans (as the case may be) shall be made in its sole discretion independently from any other Lender. If any Lender shall fail to notify the Borrowers and the Administrative Agent in writing regarding whether it will increase its Revolving Commitment or make Additional Term Loans (as the case may be) within 15 days after receipt of such notice, such Lender shall be deemed to have declined to increase its Revolving Commitment or to make Additional Term Loans (as the case may be).
     (b) If any Lender shall elect not to increase its Revolving Commitment or to make Additional Term Loans (as the case may be) pursuant to clause (a) of this Section, the Borrowers may offer to (x) any existing Lender that has agreed to increase its Revolving Commitment or to make Additional Term Loans (as the case may be) pursuant to clause (a) of this Section to further increase its Revolving Commitment or increase the amount of Additional Term Loans such Lender has agreed to make or (y) one or more banks or financial institutions who are not Lenders at such time (each, an “Additional Lender”) the right to become a party to this Agreement and provide a new Revolving Commitment or Additional Term Loan; provided, however, that any new bank or financial institution must be acceptable to the Administrative Agent, the Swingline Lender and the Issuing Bank, which acceptance will not be unreasonably withheld or delayed. The sum of the increases in the Revolving Commitments of, and the Additional Term Loans made by, the existing Lenders plus the Revolving Commitments and the Additional Term Loans of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of any requested Additional Revolving Commitment Amount and/or requested Additional Term Loans.
     (c) An increase in the Aggregate Revolving Commitments or the making of Additional Term Loans (as the case may be) pursuant to this Section shall become effective upon the receipt by the Administrative Agent of (i) an amendment (a “Loan Increase Amendment”) in form and substance satisfactory to the Administrative Agent executed by the Borrowers, the Administrative Agent, each Additional Lender and each other Lender increasing its Revolving Commitment or making Additional Term Loans (as the case may be), setting forth the amount of the new Revolving Commitments or the Additional Term Loans to be made by such Lenders, and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with Notes (if requested pursuant to Section 2.11(b)) evidencing such increase in the Revolving Commitments or such Additional Term Loans, as the case may be, and (ii) such evidence of appropriate corporate authorization on the part of the Borrowers with respect to the increase in the Revolving Commitments or the borrowing of Additional Term Loans (as the case may be) and such opinions of counsel for the Borrowers with respect to the increase in the Revolving Commitments or the borrowing of Additional Term Loans (as the case may be) as the Administrative Agent may reasonably request.
     (d) The terms of any Additional Term Loans made pursuant to this Section shall be, except as otherwise set forth herein or in any Loan Increase Amendment, substantially the same as the terms of the Term Loans existing on the Fifth Amendment Effective Date; provided, however, that (i) the weighted average life to maturity of all Additional Term Loans shall be no shorter than the weighted average life to maturity of the Term Loan, (ii) the maturity date of such Additional Term Loans shall be no shorter than the Term Loan Maturity Date and (iii) there shall be no limitation on the yield applicable to any Additional Term Loan or any original issue discount, upfront or similar fees offered or paid by the Borrowers relative to the Additional Term Loans. Any Additional Lender making an Additional Term Loan shall not be considered a “Lender” for any purpose under this Agreement until such Additional Lender has funded its Additional Term Loan.
     (e) Upon the effective date of any Loan Increase Amendment with respect to an increase in the Aggregate Revolving Commitments, the Aggregate Revolving Commitments shall automatically be increased by the amount of the Revolving Commitments added through such Loan Increase Amendment, and Schedule II shall automatically be deemed amended to reflect the Revolving Commitments of all Revolving Credit Lenders after giving effect to the addition of such Revolving Commitments. Likewise, upon the effective date of any Loan Increase Amendment with respect to Additional Term Loans, the applicable Term Loan Lenders will advance to the Borrowers such Additional Term Loans added through such Loan Increase Amendment.
     (f) Upon any increase in the aggregate amount of the Revolving Commitments pursuant to this Section that is not pro rata among all Revolving Credit Lenders, on the date that any such increase becomes effective, (x) each Revolving Credit Lender increasing its Revolving Commitment and/or each Additional Lender providing a new Revolving Commitment, on the one hand, shall purchase from each other Revolving Credit Lender, on the other hand, via one or more assignments in accordance with the terms of Section 10.4(b), at par (together with accrued interest), such interests in the Revolving Loans outstanding on the date any applicable Loan Increase Amendment becomes effective as shall be necessary in order that, after giving effect to all such assignments, all such outstanding Revolving Loans will be held by the Revolving Credit Lenders ratably in accordance with their respective Revolving Commitments after giving effect to any applicable Loan Increase Amendment; and (y) the LC Exposure and Swingline Exposure of each Revolving Credit Lender shall be adjusted automatically such that, after giving effect to such adjustments, the Revolving Credit Lenders shall have LC Exposures and Swingline Exposures in proportion to their respective Revolving Commitments after giving effect to any applicable Loan Increase Amendment. Each Revolving

Credit Lender that assigns a Revolving Loan to a Revolving Credit Lender in accordance with this clause (f) shall be entitled to the funding indemnity set forth in Section 2.21.
     (g) No consent of any Lender (other than any Lender increasing its Revolving Commitments or making Additional Term Loans) is required to permit the increases of the Revolving Commitments or the making of Additional Term Loans contemplated by this Section or to permit the effectiveness of any Loan Increase Amendment; provided, that no Loan Increase Amendment executed without the consent of the Lenders required pursuant to Section 10.2(b) shall be effective to the extent that such Loan Increase Amendment addresses matters other than those described in, or other than those necessary or desirable to implement the transactions contemplated by, this Section. This Section shall supersede any provisions contained in this Agreement to the contrary, including, without limitation, Section 10.2.”
     (t) The Credit Agreement is amended by inserting the following new Section 2.29 in Article II in appropriate numerical order:
     “Section 2.29. Defaulting Lenders.
     (a) In the event that a Lender becomes a Defaulting Lender or a Potential Defaulting Lender, the Administrative Agent shall provide notice to the Non-Defaulting Lenders of such event to the extent the Administrative Agent has knowledge thereof, and during the period such Lender remains a Defaulting Lender or Potential Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:
     (i) the LC Exposure and Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments; provided (1) that (a) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, and (2) that if the Issuing Bank or the Swingline Lender is also a Defaulting Lender, then (x) the LC Exposure of such Defaulting Lender that is also the Issuing Bank and/or (y) the Swingline Exposure of such Defaulting Lender that is also the Swingline Lender, shall not in either case be reallocated pursuant to this clause (i);

     (ii) to the extent that any portion (the “unreallocated portion”) of the LC Exposure and Swingline Exposure of any Defaulting Lender cannot be so reallocated for any reason, the Borrowers will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender), (a) Cash Collateralize the obligations of the Borrowers to the Issuing Bank or Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of the LC Exposure and Swingline Exposure of such Defaulting Lender, or (b) in the case of such Swingline Exposure, prepay and/or Cash Collateralize in full the unreallocated portion thereof, or (c) make other arrangements satisfactory to the Administrative Agent, the Issuing Bank or the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender;
     (iii) in addition to the other conditions precedent set forth in Section 3.2, the Issuing Bank will not be required to issue, amend or increase any Letter of Credit, and the Swingline Lender will not be required to make any Swingline Loans, unless they are satisfied that 100% of the related LC Exposure and Swingline Exposure are fully covered or eliminated by any combination satisfactory to the Issuing Bank or the Swingline Lender, as the case may be, of the following:
     (A) in the case of a Defaulting Lender, the LC Exposure and Swingline Exposure of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit, to the Non-Defaulting Lenders as provided in clause (i) above; and
     (B) in the case of a Defaulting Lender or a Potential Defaulting Lender, without limiting the provisions of clause (ii) above, the Borrowers Cash Collateralize the obligations of the Borrowers in respect of such Letter of Credit or Swingline Loan in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit or Swingline Loan, or the Borrowers make other arrangements satisfactory to the Administrative Agent and the Issuing Bank or the Swingline Lender, as the case may be, in their sole discretion, to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender;
provided that, anything in this Agreement to the contrary notwithstanding, any of the Borrowers’ or its Subsidiaries’ obligations with respect to Letters of Credit shall not constitute

Indebtedness for any purpose hereunder to the extent such obligations have been Cash Collateralized in accordance with this Section 2.29; provided further that (a) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender, and (b) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or other arrangements will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or Potential Defaulting Lender, or cause such Defaulting Lender or Potential Defaulting Lender to be a Non-Defaulting Lender; for the avoidance of doubt, all such cash collateral shall constitute a “Permitted Encumbrance” under clause (x) of the definition of “Permitted Encumbrance”;
     (b) If the Borrowers, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their discretion that a Lender that is a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, the LC Exposure and the Swingline Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment, and such Lender will purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing) and if any cash collateral has been posted with respect to such Defaulting Lender or Potential Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrowers; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.”
     (u) Section 3.2 of the Credit Agreement is hereby amended by deleting clause (c) of such Section and substituting in lieu thereof the following:

     “(c) with respect to any Borrowing other than a Borrowing on the Closing Date, since December 31, 2008, there shall have been no changes, events, acts, conditions or occurrences of any nature, singly or in the aggregate, that have had or could reasonably be expected to have a Material Adverse Effect.”
     (v) Section 4.4 of the Credit Agreement is hereby amended by deleting clause (d) of such Section and substituting in lieu thereof the following:
     “(d) Subject to Section 3.2(b), since December 31, 2008, there have been no changes, events, acts, conditions or occurrences of any nature, singly or in the aggregate that have had or could reasonably be expected to have a Material Adverse Effect.”
     (w) Section 5.13 of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following:
     “Section 5.13 Landlord Agreements. With respect to any lease or sublease entered into by the Borrowers or any other Loan Party with respect to its headquarters property, within thirty (30) days after the Administrative Agent’s and/or the Required Lenders’ request therefor, the Borrowers will or will cause such Loan Party to use their commercially reasonable best efforts to obtain a landlord’s agreement from the lessor of such leased property, which agreement (i) shall contain a waiver or subordination of all Liens or claims that the landlord may assert against the Collateral at that location, (ii) shall provide that the Administrative Agent shall have reasonable access to the affected premises for a specified period of time in order to inspect, maintain and dispose of any Collateral located there, and (iii) shall otherwise be reasonably satisfactory in form and substance to Administrative Agent.”
     (x) Section 5.15(d) of the Credit Agreement is hereby amended by deleting the last sentence of such Section in its entirety and substituting in lieu thereof the following:
“For purposes of this Agreement and the other Loan Documents, the term “Material Foreign Subsidiary” means any Pledged Foreign Subsidiary that, as of the last day of any fiscal quarter of Crawford, either: (i) owns assets having a book value equal to or greater than five percent (5%) of the book value of the consolidated assets of International and its Subsidiaries on the date of determination or (ii) generates revenues equal to or greater than five percent (5%) of the aggregate revenues of International and its Subsidiaries for the period of four fiscal quarters of Crawford ending on the date of determination for which financial statements have been delivered pursuant to Section 5.1.”
     (y) Section 6.1 of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following:

     “Section 6.1 Leverage Ratio. Crawford will not permit the Leverage Ratio, as at the end of each fiscal quarter of Crawford set forth below, to exceed the ratio set forth opposite such period:

Period	Ratio
Closing Date through and including September 30, 2007	4.25 to 1.00
December 31, 2007 through and including September 30, 2008	3.50 to 1.00
December 31, 2008 through and including September 30, 2009	3.00 to 1.00
December 31, 2009 through and including March 31, 2011	3.25 to 1.00
June 30, 2011 through and including March 31, 2012	3.00 to 1.00
June 30, 2012 through and including September 30, 2012	2.75 to 1.00
December 31, 2012 and thereafter	2.50 to 1.00”
     (z) Section 7.1 of the Credit Agreement is hereby amended by deleting clause (b) of such Section in its entirety and substituting in lieu thereof the following:
     “(b) Indebtedness (i) existing and outstanding on the Closing Date set forth on Schedule 7.1 and borrowings, reborrowings and refinancings of such amounts up to the “Available” amounts set forth on such Schedule 7.1 and (ii) Indebtedness in an aggregate amount at any time outstanding not to exceed $20,000,000 pursuant to the keep well letter provided by Crawford for Crawford & Company (Netherlands) B.V.; provided, that, Borrowers may not make any payment with respect to the keep well letters provided for Crawford (China) Limited and Crawford & Company (Australia) Pty. Ltd and set forth on Schedule 7.1 and the keep well letter provided for Crawford & Company (Netherlands) B.V., except in each case as permitted pursuant to Section 7.4(d), and the final paragraph of Section 7.4;”
     (aa) Section 7.1 of the Credit Agreement is hereby amended by deleting clause (l) of such Section in its entirety and substituting in lieu thereof the following:
     “(l) other Indebtedness of the Borrowers and the Consolidated Subsidiaries (other than a Dormant Company) which shall be unsecured; provided, however, that the aggregate principal amount of all Indebtedness outstanding at any one time pursuant to this clause (l) shall not exceed $200,000,000; provided further, however that no more than $5,000,000 of the Indebtedness permitted to be outstanding at any time pursuant to this clause (l) may be incurred by a Subsidiary that is not a Loan Party; and”

     (bb) Section 7.1 of the Credit Agreement is hereby amended by inserting the following new clause (m) into such Section in appropriate alphabetical order:
“(m) Indebtedness of a Wholly-Owned Subsidiary owed to its parent to the extent permitted under Section 7.4(r).”
     (cc) Section 7.3(a) of the Credit Agreement is hereby amended by deleting the “.” at the end of such Section and adding the following to the end of such Section:
“; provided, that, anything in this Section 7.3(a), Section 7.4, or Section 7.6 to the contrary notwithstanding, Crawford STM, an entity formed pursuant to the laws of France and a Wholly-Owned Subsidiary of Crawford France, SARL, may merge or fuse or amalgamate pursuant to applicable French law with a French entity identified to the Administrative Agent that is not a direct or indirect Subsidiary of either of the Borrowers (the “French Entity”) pursuant to a transaction in which either (x) all or substantially all of the assets of Crawford STM or (y) all of the Equity Interests of Crawford STM that are held by Crawford France, SARL, may be transferred to the French Entity in exchange for Equity Interests in the French Entity.
     (dd) Section 7.4 of the Credit Agreement is hereby amended by deleting clauses (h) and (i) of such Section in their entireties and substituting in lieu thereof the following:
     “(h) (i) Investments existing on the Closing Date and set forth on Schedule 7.4 and (ii) the keep well Investment by Crawford in an aggregate amount at any time outstanding not to exceed $20,000,000 in Crawford & Company (Netherlands) B.V.; provided, that, with respect to any Investment set forth on Schedule 7.4 consisting of Indebtedness owing by a Subsidiary that is not a Subsidiary Loan Party to any Consolidated Party, such Indebtedness, upon repayment, may not be reborrowed; provided further, that, the Borrowers may not make any payments with respect to the keep well Investments in Crawford (China) Limited and Crawford & Company (Australia) Pty. Ltd set forth on Schedule 7.4 or the keep well Investment in Crawford & Company (Netherlands) B.V., in each case except as permitted pursuant to Section 7.4(d), and the final paragraph of this Section 7.4;
     (i) Investments in joint ventures that are not Subsidiaries of the Borrowers (other than a Dormant Company) made after the Closing Date; provided, that at the time of such Investment (a) no Default or Event of Default shall exist prior to or after giving effect to such Investment and (b) the total amount of all such Investments (determined at book value) made under this clause (i) during the preceding 12-month period, when aggregated with such Investment, does not exceed the lesser of (A) the Joint Venture Investment Amount and (B) (x) the Permitted Acquisition Basket minus (y) the aggregate amount of Total Acquisition Consideration of all Acquisitions consummated by Crawford and the Consolidated Subsidiaries during such preceding 12-month period;”

     (ee) Section 7.4 of the Credit Agreement is hereby amended by deleting the “.” at the end of Section 7.4(q), substituting in lieu thereof “; and” and adding the following new clause (r) to such Section in appropriate alphabetical order:
     “(r) Investments made by the Borrowers or their Wholly-Owned Subsidiaries (each a “Referenced Person”) in such Referenced Person’s Wholly-Owned Subsidiaries in the form of Indebtedness pursuant to a transaction in which a Referenced Person exchanges a portion of the Equity Interests of, or paid in capital with respect to, its Wholly-Owned Subsidiary for a promissory note issued by such Wholly-Owned Subsidiary, so long as (i) no cash is exchanged between such Referenced Person and such Wholly-Owned Subsidiary in connection with such transaction (for the avoidance of doubt, this clause (i) shall not prohibit payments by such Wholly-Owned Subsidiary with respect to such promissory note or Investments otherwise permitted hereunder), (ii) such promissory notes are pledged to the Administrative Agent to the extent required pursuant to the terms of the Pledge Agreement, (iii) such Wholly-Owned Subsidiary remains a Wholly-Owned Subsidiary of such Referenced Person immediately after the consummation of such transactions and (iv) if such transaction is between a Referenced Person who is a Foreign Subsidiary and its Wholly-Owned Subsidiary who is a Subsidiary organized under the laws of the United States of America or a political subdivision thereof, then no payments in respect of principal or interest may be made in connection with such Indebtedness during the term of this Agreement.”
     (ff) Section 7.5 of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following:
     “Section 7.5 Restricted Payments.
     (a) The Borrowers will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its Equity Interests, any Earnout Obligations (other than those Earnout Obligations set forth on Schedule 7.5 and subject to the limitations in the amounts set forth therein) or any payment or prepayment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any Equity Interest, or Indebtedness subordinated in any manner to the Obligations, or any options, warrants, or other rights to purchase such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by Crawford solely in shares of any class of its Equity Interests (other than Disqualified Stock), (ii) Restricted Payments made by any Subsidiary to either Borrower or to another Subsidiary (other than a Dormant Company), (iii) (x) if, at the time of making of a proposed Restricted Payment, the Leverage Ratio (after giving pro forma effect to such Restricted Payment) is less than 2.75 to 1.00 but exceeds 2.25 to 1.00, Crawford may make such Restricted Payments so long as any such Restricted Payment together with all other Restricted Payments made pursuant to this clause (iii) during the fiscal quarter in which such Restricted Payment is being made and the three fiscal quarters immediately preceding such fiscal quarter does not exceed $4,500,000 in aggregate and so long as no Default or Event of Default has occurred and is continuing or would be caused by such Restricted Payment and (y) if, at the time of making of a proposed Restricted Payment, the Leverage Ratio (after giving pro forma effect to any such Restricted Payment) is less than or equal to 2.25 to 1.00, Crawford may make such Restricted Payments so long as any such Restricted Payment together with all other Restricted Payments made pursuant to this clause (iii) during the fiscal quarter in which such Restricted Payment is being made and the three fiscal quarters immediately preceding such fiscal quarter does not exceed $12,500,000 in aggregate and so long as no Default or Event of Default has occurred and is continuing or would be caused by such Restricted Payment; for the avoidance of doubt, the total amount of Restricted Payments that may be made pursuant to this clause (iii) may not exceed $12,500,000 in aggregate amount in any period of four consecutive fiscal quarters of Crawford; and (iv) the payment of Earnout Obligations so long as any such payment together with all other payments of Earnout Obligations made pursuant to this clause (iv) during the fiscal quarter in which such payment is being made and the three fiscal quarters immediately preceding such fiscal quarter does not exceed the Earnout Obligation Amount in aggregate; for the avoidance of doubt, the total amount of payments of Earnout Obligations that may be made pursuant to this clause (iv) may not exceed $12,000,000 in aggregate amount in any period of four consecutive fiscal quarters of Crawford; provided, further, that the total amount of Restricted Payments that may be made pursuant to this Section may not exceed $24,500,000 in aggregate amount in any period of four consecutive fiscal quarters of Crawford.
     (b) [Intentionally Deleted.]
     (c) The Borrowers will not, and will not permit any Subsidiary to, settle or compromise, or enter into any agreement to settle or compromise, any pending or threatened suit, investigation, cause of action or other proceeding with any Person or Governmental Authority, as to any single or related series of claims, involving payment by a Consolidated Party (or a group of them) of $10,000,000 or more, without the obtaining the prior written consent of the Administrative Agent.”
     (gg) Section 7.6 of the Credit Agreement is hereby amended by deleting clause (g) of such Section in its entirety and substituting in lieu thereof the following new clauses (g), (h) and (i):
     “(g) the transfer by International of assets owned by it and located in the United Arab Emirates to a Foreign Subsidiary so long as the fair market value of all such assets so transferred do not exceed $7,500,000 in the aggregate; provided that, anything in this Agreement or any other Loan Document to the contrary notwithstanding, in consideration for such transfer, such Foreign Subsidiary shall be permitted, at its option, to issue a promissory note to International and International shall be permitted to contribute such promissory note to New UK Holdco in exchange for additional issued Equity Interests in New UK Holdco so long as such additional issued Equity Interests are pledged to the Administrative Agent in accordance with the Pledge Agreement;
     (h) the sale by Crawford or any of its Subsidiaries of any real property owned by such Persons; and
     (i) the sale or disposition of other assets (which may include the Equity Interests of any Subsidiary (but may not include a Subsidiary Loan Party) or all or substantially all of the assets of any Subsidiary (but may not include a Subsidiary Loan Party)) in an aggregate amount, valued at the fair market value of such assets, in any fiscal year of Crawford not to exceed $12,500,000.”
     (hh) Section 7.10 of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following:
     “7.10 Hedging Agreements. The Borrowers will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than non-speculative Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which a Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities; provided, however, that (a) no Loan Party may enter into any Hedging Agreement (other than Hedging Agreements designed to protect against fluctuations in currency values (“FX Hedging Agreements”)) if the notional amount of such Hedging Agreement, when aggregated with the notional amount all other Hedging Agreements (other than FX Hedging Agreements) entered into by Loan Parties, would be greater than 50% of the principal amount of the Consolidated Total Funded Debt outstanding at the time of entering into any such Hedging Agreement and (b) no Loan Party may enter into any FX Hedging Agreements if the notional amount of such FX Hedging Agreement entered into by Loan Parties, when aggregated with the notional amount of all other FX Hedging Agreements entered into by Loan Parties, would be greater than $50,000,000.”
     (ii) Section 7.13 of the Credit Agreement is hereby amended by adding the following sentence to the end of such Section:
“Schedule 7.13 may be amended by the Borrowers from time to time by delivering to the Administrative Agent a replacement Schedule 7.13 in form and substance reasonably satisfactory to the Administrative Agent.”
     (jj) Section 8.1 of the Credit Agreement is hereby amended by deleting clause (b) of such Section in its entirety and substituting in lieu thereof the following:

     “(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Article VIII) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, or shall fail to provide Cash Collateral as and when required pursuant to Section 2.29, and, in either case, such failure shall continue unremedied for a period of three (3) Business Days; or”
     (kk) Section 9.7 of the Credit Agreement is hereby amended by adding the following clause (c) into such Section in appropriate alphabetical order:
     “(c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Event of Default has arisen from a failure of the Borrowers to comply with Section 2.29(a), then the Issuing Bank and the Swingline Lender may, upon written notice to the Borrowers and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice.”
     (ll) The Credit Agreement is amended by deleting Schedule I attached thereto in its entirety and substituting in lieu thereof Schedules IA and IB attached to this Amendment;
     (mm) The Credit Agreement is amended by deleting Schedule 4.14 attached thereto in its entirety and substituting in lieu thereof Schedule 4.14 attached to this Amendment.
     (nn) The Credit Agreement is amended by inserting Schedule II attached hereto into the Credit Agreement immediately following Schedule IB thereto.
     Section 2. Amendments to Credit Agreement Requiring Majority Term Loan Lenders’ Consent. Subject to satisfaction of the conditions set forth in Section 4(b) below, the parties hereto agree that Section 2.13(b)(v) of the Credit Agreement is hereby amended by deleting the first sentence of such Section in its entirety and substituting in lieu thereof the following:
“All payments made pursuant to the immediately preceding clauses (iii) and (iv) shall be applied first, to the prepayment of the Term Loan in inverse order of maturity and, then, to reduce the outstanding amount of the Revolving Loans; provided, however, that (A) if an Event of Default has occurred and is continuing, all payments made pursuant to Section 2.13 shall be applied in accordance with Section 2.23(b) and (B) (1) 50% of any Net Cash Equity Issuance Proceeds shall be applied to the prepayment of the Term Loan in inverse order of maturity and (2) the remaining 50% of such Net Cash Equity Issuance Proceeds shall be applied to reduce the outstanding amount of the Revolving Loans.”
     Section 3. Adjustments to LC Exposure and Swingline Exposure. Notwithstanding anything to the contrary in the Credit Agreement, effective upon the date that the outstanding principal amount of all Revolving Loans (together with all accrued and unpaid interest thereon) are paid to each Non-Extending Revolving Credit Lender and such Non-Extending Revolving

Credit Lender’s Revolving Commitments expire, the amount of each Extending Revolving Credit Lender’s LC Exposure and Swingline Exposure shall be adjusted automatically such that, after giving effect to such adjustments, the Extending Revolving Credit Lenders shall have LC Exposures and Swingline Exposures in proportion to their respective Revolving Commitments.
     Section 4. Conditions Precedent.
     (a) The effectiveness of this Amendment (other than Section 2) and the amendments set forth in Section 1 of this Amendment is subject to the Administrative Agent’s receipt of each of the following, each in form and substance satisfactory to the Administrative Agent:
     (i) This Amendment duly executed and delivered by the Borrowers, the Required Lenders, and the Administrative Agent;
     (ii) A Reaffirmation of Obligations under Loan Documents (the “Reaffirmation”) duly executed by the Borrowers and each other Loan Party, in the form of Exhibit A attached hereto;
     (iii) A favorable written opinion of Jones Day, counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders in the form attached hereto as Exhibit B;
     (iv) Evidence that an amendment fee in the amount of (i) 0.50% of each Consenting Lender’s Revolving Commitment and (ii) 0.50% of the principal amount of Term Loans held by each Consenting Lender has been paid to the Administrative Agent for distribution to those Consenting Lenders for whom the Administrative Agent (or its counsel) shall have received an executed signature page from such Consenting Lender (without condition or restriction) on or before 5:00 p.m. EDT on October 20, 2009;
     (v) Evidence that an extension fee in the amount of 1.00% of each Revolving Credit Lender’s Revolving Commitment that has agreed to become an Extending Revolving Credit Lender has been paid to the Administrative Agent for distribution to those Extending Revolving Credit Lenders for whom the Administrative Agent (or its counsel) shall have received an executed signature page from such Extending Revolving Credit Lender (without condition or restriction) on or before 5:00 p.m. EDT on October 20, 2009;
     (vi) Evidence that all fees and expenses payable to the Administrative Agent (including the out-of-pocket fees and reasonable expenses of counsel to the Administrative Agent) and the Arranger in connection with this Amendment have been paid;
     (vii) A certificate, dated the Fifth Amendment Effective Date and signed by a Responsible Officer of Crawford in the form of Exhibit C attached hereto; and
     (viii) Such other documents as the Administrative Agent, on behalf of the Lenders, may reasonably request.

     (b) The effectiveness of the amendment set forth in Section 2 of this Amendment is subject to the satisfaction of each of the conditions precedent set forth in Section 4(a) above and the Administrative Agent’s receipt of this Amendment duly executed and delivered by the Majority Term Loan Lenders. The failure to satisfy the conditions precedent set forth in this Section 4(b) shall not affect this Amendment (other than Section 2) and the amendments set forth in Section 1 or the effectiveness of such amendments if the conditions precedent set forth in Section 4(a) shall have been satisfied.
     Section 5. Representations. Each Borrower represents and warrants to the Administrative Agent and the Lenders that:
     (a) Authorization. Each Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of each Borrower and each of this Amendment and the Credit Agreement, as is amended by this Amendment, is a legal, valid and binding obligation of such Borrower enforceable against such Borrower, in accordance with its respective terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.
     (b) Compliance with Laws, etc. The execution and delivery by each Borrower of this Amendment and the performance by each Borrower of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any government action or violate any applicable law relating to either Borrower; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of either Borrower, or any indenture, agreement or other instrument to which either Borrower is a party or by which they or any of their properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by either Borrower.
     (c) No Default. No Default or Event of Default has occurred and is continuing as of the date hereof or will exist immediately after giving effect to this Amendment.
     Section 6. Reaffirmation of Representations by Borrowers. Each Borrower hereby repeats and reaffirms all representations and warranties made by such Borrower to the Administrative Agent and the Lenders in the Credit Agreement and the other Loan Documents to which it is a party on and as of the date hereof (except with respect to such representations and warranties that reference a specific date) after giving effect to this Amendment with the same force and effect as if such representations and warranties were set forth in this Amendment in full.
     Section 7. Release. In consideration of the amendments contained herein, the Borrowers hereby waive and release each of the Lenders, the Administrative Agent and the Issuing Bank

from any and all claims and defenses, known or unknown as of the date hereof, with respect to the Credit Agreement and the other Loan Documents and the transactions contemplated thereby.
     Section 8. Effect; Ratification.
     (a) Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain unchanged and continue to be in full force and effect. The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein. The Credit Agreement is hereby ratified and confirmed in all respects. Each reference to the Credit Agreement in any of the Loan Documents (including the Credit Agreement) shall be deemed to be a reference to the Credit Agreement, as amended by this Amendment.
     (b) Nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any of the other Loan Documents, or constitute a course of conduct or dealing among the parties. The Administrative Agent and the Lenders reserve all rights, privileges and remedies under the Loan Documents.
     (c) Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of the Obligations or to modify, affect or impair the perfection, priority or continuation of the security interests in, security titles to or other Liens on any collateral (including the Collateral) securing the Obligations.
     (d) This Amendment constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
     Section 9. Further Assurances. The Borrowers agree to, and to cause any Loan Party to, take all further actions and execute such other documents and instruments as the Administrative Agent may from time to time reasonably request to carry out the transactions contemplated by this Amendment, the Loan Documents and all other agreements executed and delivered in connection herewith.
     Section 10. Miscellaneous. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart and sending the same by telecopier, mail, messenger or courier to the Administrative Agent. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.
     Section 11. Severability. In case any provision of or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     Section 12. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to Credit Agreement to be duly executed as of the date first above written.

BORROWERS CRAWFORD & COMPANY
By:	/s/ Joseph R. Caporaso
	Name:	Joseph R. Caporaso
	Title:	Senior Vice President and Treasurer

CRAWFORD & COMPANY INTERNATIONAL, INC.
By:	/s/ Joseph R. Caporaso
	Name:	Joseph R. Caporaso
	Title:	Vice President and Treasurer

[Signatures Continued on Following Pages]

[Signature page to Fifth Amendment to Credit Agreement
for Crawford & Company and Crawford & Company International, Inc.]

LENDERS SUNTRUST BANK, as Administrative Agent, Issuing Bank, as Swingline Lender and as a Lender
By:	/s/ W. BRADLEY HAMILTON
	Name:	W. BRADLEY HAMILTON
	Title:	DIRECTOR

SCHEDULES AND EXHIBITS
Schedule IA(a) — Applicable Margin for Revolving Loans and Applicable Percentage
Schedule IA(b) — Applicable Margin for Term Loans
Schedule IB — Applicable Margin for Revolving Loans and Term Loans and Applicable Percentage
Schedule II — Extending Revolving Credit Lenders and Non-Extending Revolving Credit Lenders
Schedule 4.14 — Subsidiaries
Exhibit A — Reaffirmation of Obligations Under Loan Documents
Exhibit B — Form of Opinion of Counsel
Exhibit C — Form of Officer’s Certificate
Exhibit Z — Additional Signature Pages